Filed pursuant to Rule 433

September 11, 2012

Relating to

Preliminary Prospectus Supplement dated September 10, 2012 to

Registration Statement No. 333-181827

THE STATE TREASURY OF THE REPUBLIC OF POLAND

Represented by the Minister of Finance

Pricing Term Sheet
Issuer:	The State Treasury of the Republic of Poland Represented by the Minister of Finance
Transaction:	New Benchmark long-10 year
Principal Amount:	U.S.$2,000,000,000
Maturity Date:	March 17, 2023
Coupon:	3.000% Semi-annual
Price to Public:	98.448%
Underwriting Discount:	0.140%
Proceeds to Issuer:	U.S.$1,966,160,000
Yield to Maturity:	3.175%
Spread to Benchmark Treasury:	+ 150 basis points
Spread to US 10 Year Swap:	+ 135 basis points
Benchmark Treasury:	UST 1.625% due August 15, 2022
Benchmark Treasury Yield:	1.675%
Interpolated US Swap Yield:	1.825%
Interest Payment Dates:	September 17 and March 17, commencing March 17, 2013
Pricing Date:	September 10, 2012
Settlement Date (T+5):	September 17, 2012
CUSIP / ISIN:	731011AT9 / US731011AT95
Denominations:	U.S.$1,000 and integral multiples thereof
Day Count:	360-day year of twelve 30-day months
Joint Bookrunners:	Deutsche Bank Securities, Goldman Sachs International and HSBC
Ratings of the Republic of Poland:	A2 (Moody’s) / A- (S&P) / A- (Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at +1 800 503 4611, Goldman Sachs International at +1 866 471 2526 or HSBC Bank plc at +44 20 7991 1422.